EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           BIOPOOL INTERNATIONAL, INC.

         Pursuant to the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Biopool International, Inc., a Delaware corporation, hereby adopts the following Amended and Restated Certificate of Incorproation.

                  FIRST: The original name of this corporation is Cytrx Biopool, Ltd., and the date of filing of the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware is January 7, 1987.

                  SECOND: Pursuant to Section 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the corporation's original Certificate of Incorporation as follows:

                                       I.

         The name of this Corporation is Xtrana, Inc. (the "Corporation").

                                       II.

         The Corporation's registered office is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808. The name of the registered agent at that address is The Prentice-Hall Corporation System, Inc.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                       IV.

         The total number of shares of stock which the Corporation is authorized to issue is Fifty Million (50,000,000), all of which shall be Common Stock, par value $0.01 per share.

                                       V.

         The Bylaws of the Corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors without the assent or vote of the stockholders. Elections of directors need not be by ballot unless the Bylaws so provide.


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                                       VI.

         The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the GCL, as the same may be amended and supplemented.

                                      VII.

         The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                                      VIII.

         The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.



                  THIRD: That the Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and a majority of its voting stockholders in accordance with the applicable provisions of Sections 242 and 245 of the GCL.

                  FOURTH: This Amended and Restated Certificate of Incorporation shall be effective on the date filed with the Secretary of State of Delaware.


         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by the Chief Operating Officer of the Corporation on this June 21, 2001.

                                /S/ TIMOTHY J. DAHLTORP
                                --------------------------------------------
                                Timothy J. Dahltorp, Chief Operating Officer


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